Exhibit 10.47

3/7/2014

Dear Andrew,

Welcome to Colorado Technical University! I am pleased to extend an offer to you for the position of President, Colorado Technical University. Your start date will be April 7, 2014 and your position will be based in Schaumburg, IL. This offer is contingent upon successful completion of reference and background checks, final approval by our Compensation Committee and the execution of a non-compete. The terms of our offer are as follows:

1.	The salary for the position will be $320,000.00 on an annualized basis.

2.	You will earn vacation at a rate of 20 days (160 hours) per year.

3.

You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Eligibility begins on the first day of the month following thirty days of employment for most of our benefits plans. You will receive information about the process for enrolling in these benefits, which must be completed within the first 30 days of employment.

4.

You will be eligible to participate in the Annual Incentive Award Program (AlP) with a target opportunity of 45% of your eligible earnings for the year. 50% of your AlP will be guaranteed for 2014, irrespective of your eligible earnings for the year.

5.

You will receive a cash sign-on bonus of$ 80,000.00. This payment will be made within 30 days of your start date. You must pay taxes on the entire bonus amount. If you decide to leave Colorado Technical University of your own free will within your first year of employment, you will be required to reimburse Colorado Technical University the entire amount of your signing bonus.

6.

You will receive a long-term incentive grant equal in value to $240,000.00, subject to final approval by Career Education's Compensation Committee. In consideration of receiving these initial grants, and as a term and condition of your employment with Career Education, you agree to be bound by a 12-month non-compete agreement, the terms of which will be contained in the award agreements granting the restricted stock units and stock options. This initial grant will be made as soon as feasible following your start date and in compliance with regulations established by the Securities and Exchange Commission and Career Education Corporation's policies (i.e., an award cannot be granted during a blackout period). Beginning in 2015 you will be eligible to participate in the Long-Term Incentive Award Program (LTIP) with a target opportunity of 80% of your base salary. LTIP awards are made annually, typically during the first quarter, and participation in the LTIP and award amounts granted thereunder are subject to approval annually by the Compensation Committee of the Board of Directors.

7.

You are eligible for our Tier A relocation package, with additional relocation benefits not to exceed $75,000.00 of our Tier A package. Please see the relocation policy documents for further details. All terms, agreements and restrictions apply to the Company Relocation Policy as administered under our vendor. If you decide to leave Colorado Technical University of your own free will or based upon termination due to misconduct before one year of employment from your start date, you will be required to reimburse

Exhibit 10.47

Colorado Technical University the entire amount of your relocation cost.

8.

You will be required, as part of your new role, to sign a non-compete/non-solicit agreement.   It should be noted that you would not be held to the non-compete provision should you exit Colorado Technical University involuntarily.

This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with Colorado Technical University. Employment at Colorado Technical University is at-will and may be terminated at the will of either you or Colorado Technical University.

Andrew, I am excited to have you join Colorado Technical University, and look forward to your contributions to our team and to our students.

Sincerely,

/s/ Jason Friesen

Jason Friesen

Sr. VP and Chief University Officer

Career Education Corporation

Accepted and Agreed to:

   /s/ Andrew H. Hurst                          3/7/2014

Andrew Hurst  Date